Exhibit 99.1

NEWS RELEASE
	Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
Version 7, Tues 4/24 11:15am		800-683-4423

REDDY ICE REPORTS FIRST QUARTER 2007 RESULTS

Annual dividend rate increased to $1.68 per share

APRIL 25, 2007 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE:FRZ) today reported financial results for the first quarter ended March 31, 2007.

Revenues for the first quarter of 2007 were $47.0 million, compared to $44.8 million in the same quarter of 2006.  The Company’s net loss was $10.2 million in the first quarter of 2007, compared to a net loss of $8.2 million in the same period of 2006.  Net loss per share was $0.47 in the first quarter of 2007 compared to net loss per share of $0.39 in the first quarter of 2006.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was negative $0.7 million in the first quarter of 2007, compared to positive $0.6 million in the first quarter of 2006.  Available Cash for the first quarter of 2007 was negative $9.2 million compared to negative $6.9 million in the first quarter of 2006.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net loss and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“As expected, results for the first quarter of 2007 were challenging as compared to the first quarter of 2006,” commented Chairman and Chief Executive Officer William P. Brick.  “Our ongoing operating initiatives and acquisitions resulted in modest increases in revenues and volumes as compared to last year.  However, our results were adversely impacted by additional costs associated with acquisitions, slight increases in energy costs and continued weakness in our non-ice operations.”

In connection with the Company’s previously announced acquisition strategy, five transactions were completed during the first quarter of 2007.  These five acquisitions had an aggregate acquisition cost of approximately $11.5 million.  Annual revenue and Adjusted EBITDA associated with these acquisitions are approximately $8.1 million and $2.0 million, respectively.

As a result of its ongoing reviews of the Company’s dividend policy, the board of directors has approved an increase in the annual rate at which the Company expects to pay dividends from $1.60 per share to $1.68 per share, beginning in the second quarter of 2007.  “Based on the past performance of our operations, recent acquisitions and the outlook for the remainder of 2007 and the foreseeable future, we are pleased to increase our dividend for the second consecutive year,” commented Mr. Brick.

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after April 25, 2007.  The projections for 2007 include the effects of the acquisitions completed through the date of this press release.

Management affirms its guidance for 2007.  Revenues in 2007 are expected to range between $360 million and $370 million and net income to range from $19.2 million to $23.4 million.  Diluted net income per share is expected to be in the range of $0.87 to $1.06.  Adjusted EBITDA for 2007 is expected to be in the range of $95 million to $100 million.  Available Cash, as defined in the Company’s credit agreement, is expected to range from $58.5 million to $67.9 million in 2007, with Available Cash per diluted share ranging from $2.66 to $3.09.  Capital expenditures for the full year 2007 are expected to range between $19 million and $21 million and dispositions to total $2 million to $3 million, for net capital expenditures of $16 million to $19 million.

CONFERENCE CALL

The Company has scheduled a conference call for today, Wednesday, April 25, 2007 at 10:00 a.m. Eastern time.  To participate, dial (888) 321-8161 ten minutes prior to the start time, referencing confirmation code 6139588 or the Reddy Ice conference call.  A telephonic replay will be available through May 2, 2007 and may be accessed by calling (800) 642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, except
	per share amounts)
Revenues	$47,028	$44,808
Cost of sales (excluding depreciation)	38,071	34,413
Depreciation expense related to cost of sales	5,091	4,714
Gross profit	3,866	5,681
Operating expenses	10,701	11,089
Depreciation and amortization expense	1,530	1,428
Loss on dispositions of assets	123	104
Loss from operations	(8,488)	(6,940)
Interest expense	7,533	6,954
Interest income	(216)	—
Loss before income taxes	(15,805)	(13,894)
Income tax benefit	5,597	5,655
Net loss	$(10,208)	$(8,239)
Basic and diluted net loss per share:
Net loss	$(0.47)	$(0.39)
Weighted average common shares outstanding	21,686	21,273
Cash dividends declared per share	$0.4000	$0.3825

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
OTHER SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)
Packaged ice revenues	$43,134	$39,713
Other ice revenues	1,986	2,025
Total ice revenues	45,120	41,738
Non-ice revenues	1,908	3,070
Total revenues	$47,028	$44,808

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	March 31,	December 31,
	2007	2006
	(in thousands)
Cash and cash equivalents	$9,999	$39,434
All other current assets, excluding cash and cash equivalents	41,898	41,517
Total assets	591,458	610,272
Accounts payable and accrued expenses	$30,816	$32,749
Dividends payable	8,827	8,828
Total current and non-current debt (including revolving credit facility)	374,400	364,895
Total stockholders’ equity	147,038	167,648
Total liabilities and stockholders’ equity	591,458	610,272

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net loss before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net loss”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net loss”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net loss to EBITDA and Adjusted EBITDA follows:

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, unaudited)
Net loss	$(10,208)	$(8,239)
Depreciation expense related to cost of sales	5,091	4,714
Depreciation and amortization expense	1,530	1,428
Interest expense	7,533	6,954
Interest income	(216)	—
Income tax benefit	(5,597)	(5,655)
EBITDA	(1,867)	(798)
Other non-cash charges:
Stock-based compensation expense	1,086	1,245
Loss on dispositions of assets	123	104
Adjusted EBITDA	$(658)	$551

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, unaudited)
Adjusted EBITDA	$(658)	$551
Acquisition adjustments (a)	(66)	(272)
Pro forma Adjusted EBITDA	$(724)	$279

(a)            Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before March 31, 2007.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends.  Available Cash for the three months ended March 31, 2007 and 2006 was as follows:

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, unaudited)
Adjusted EBITDA	$(658)	$551
Less:
Cash paid for interest expense, net	3,927	3,839
Cash paid for income taxes	15	—
Capital expenditures, net of proceeds from dispositions	4,576	3,604
Principal repayments of indebtedness	13	17
Available Cash	$(9,189)	$(6,909)

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
RECONCILIATION OF PROJECTED NET INCOME TO
PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH
 (Unaudited)

	Projected
	Year Ending
	December 31,
	2007	2007
	Lower Range	Upper Range
	(in millions)
Net income	$19.2	$23.4
Depreciation expense related to cost of sales	20.8	20.2
Depreciation and amortization expense	6.7	6.3
Interest expense, net	30.8	30.0
Income tax expense	13.4	16.2
EBITDA	90.9	96.1
Other non-cash charges - stock-based compensation expense	4.1	3.9
Adjusted EBITDA	95.0	100.0
Cash paid for interest expense, net	(16.3)	(15.5)
Cash paid for income taxes	(1.1)	(0.5)
Capital expenditures, net of proceeds from dispositions	(19.0)	(16.0)
Principal payments on debt	(0.1)	(0.1)
Available Cash	$58.5	$67.9